EXHIBIT 99.1

Emclaire Financial Corp Reports Third Quarter and Year to Date Earnings

EMLENTON, Penn., Oct. 23, 2013 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $967,000, or $0.54 per diluted common share, for the three months ended September 30, 2013, compared to $551,000, or $0.31 per common share, for the same period in 2012.

Net income available to common shareholders for the nine month period ended September 30, 2013 was $2.5 million, or $1.42 per diluted common share, compared to $2.6 million, or $1.48 per common share, for the same period in 2012.

OPERATING RESULTS OVERVIEW

Consolidated net income was $1.1 million for the three months ended September 30, 2013, compared to $669,000 for the same period last year. The $413,000, or 61.8%, increase in earnings primarily related to a $1.2 million decrease in the provision for loan losses, partially offset by decreases in net interest income and noninterest income of $41,000 and $371,000, respectively, and increases in noninterest expense and the provision for income taxes of $186,000 and $205,000, respectively.

The provision for loan losses decreased $1.2 million, or 89.5%, to $143,000 for the quarter ended September 30, 2013 from $1.4 million in the same quarter last year. The third quarter of 2012 included $1.4 million of provision expense related to a $3.4 million commercial real estate credit relationship, which was identified as being impaired during that period.

Net interest income decreased $41,000, or 1.0%, to $4.0 million for the quarter ended September 30, 2013 from $4.1 million in the same quarter last year. The decrease in net interest income resulted from a decrease in interest income of $427,000, or 8.0%, as the Corporation's yield on interest-earning assets decreased 22 basis points to 4.10% for the third quarter of 2013 from 4.32% for the same quarter in 2012. Partially offsetting the decrease in interest income, interest expense decreased $386,000, or 31.0%, as the Corporation's cost of funds decreased 32 basis points to 0.72% for the third quarter of 2013 from 1.04% for the same period in 2012. Driving this improvement was a $346,000 decrease in interest paid on deposits and a $40,000 decrease in interest paid on borrowings, the latter of which related primarily to the Corporation exchanging and modifying $15.0 million of Federal Home Loan Bank advances during the fourth quarter of 2012. The Corporation improved its core deposit ratio to 74.9% at September 30, 2013 from 70.0% at September 30, 2012, resulting in, along with historically low national market interest rates, an overall reduction in deposit costs. The management of funding costs resulted in a 7 basis point increase in the net interest margin to 3.41% for the third quarter of 2013, from 3.34% for the same period in 2012 despite the decrease in asset yields.

Noninterest income decreased $371,000, or 27.0%, to $1.0 million for the quarter ended September 30, 2013 from $1.4 million for the same quarter in 2012. The decrease resulted from decreases in gains on the sale of securities and commissions on financial services of $283,000 and $110,000, respectively. During the quarter ended September 30, 2013, the Corporation realized securities gains of $107,000 primarily related to the sale of certain municipal and mortgage-backed securities. During the same period in 2012, the Corporation realized securities gains of $390,000 related to the sale of mortgage-backed securities. Excluding the securities gains, noninterest income decreased $88,000, or 9.0%, to $895,000 for the quarter ended September 30, 2013 from $983,000 for the quarter ended September 30, 2012.

Noninterest expense increased $186,000, or 5.5%, to $3.5 million for the quarter ended September 30, 2013, from $3.4 million for the same quarter in 2012. Increases in compensation and benefits expense, premises and equipment expense, professional fees and FDIC insurance expense were partially offset by decreases in intangible amortization expense and other noninterest expense. Compensation and benefits expense increased $169,000 to $1.8 million for the quarter ended September 30, 2013 from $1.7 million for the same period last year primarily due to a $160,000 reduction in incentive compensation accruals in the third quarter of 2012 given the elevated level of provision for loan losses realized in the period.

The provision for income taxes increased $205,000 to $272,000 for the quarter ended September 30, 2013 from $67,000 for the same period last year. The Corporation's effective tax rate increased to 20.1% for the third quarter of 2013 from 9.1% for the same quarter in the prior year due to an increase in taxable income.

The Corporation realized an annualized return on average assets and return on average common equity of 0.82% and 9.77%, respectively, for the quarter ended September 30, 2013, versus 0.50% and 5.17%, respectively, for the same quarter in 2012.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Consolidated net income was $2.9 million for the nine months ended September 30, 2013, compared to $3.0 million for the same period last year. The $84,000, or 2.8%, decline in earnings primarily related to decreases in net interest income and noninterest income of $112,000 and $1.1 million, respectively, and an increase in noninterest expense of $195,000. These changes were partially offset by decreases in the provision for loan losses and provision for income taxes of $1.1 million and $124,000, respectively.

Net interest income decreased $112,000, or 0.9%, to $11.8 million for the nine months ended September 30, 2013 from $11.9 million for the same period in 2012. The decrease in net interest income resulted from a decrease in interest income of $1.0 million, or 6.5%, as the Corporation's yield on interest-earning assets decreased 21 basis points to 4.17% for the first nine months of 2013 from 4.38% for the same period in 2012. Partially offsetting the decrease in interest income, interest expense decreased $917,000, or 24.1%, as the Corporation's cost of funds decreased 25 basis points to 0.84% for the first nine months of 2013 from 1.09% for the same period in 2012. Driving this improvement was an $800,000 decrease in interest paid on deposits and a $117,000 decrease in interest paid on borrowings. The management of funding costs resulted in an increase in the net interest margin to 3.38% for the first nine months of 2013, compared to 3.35% for the same period in 2012 despite the decrease in asset yields.

Noninterest income decreased $1.0 million, or 26.2%, to $3.0 million for the nine months ended September 30, 2013 compared to $4.0 million for the same period in 2012. The decrease resulted from a $1.1 million decrease in gains on the sale of securities. During the nine months ended September 30, 2013, the Corporation realized securities gains of $291,000. During the same period in 2012, the Corporation realized securities gains of $1.4 million, $424,000 of which related to the sale of common stock held in a local community bank following its merger with a regional competitor, $538,000 related to the sale of U.S. Treasury securities and $390,000 related to the sale of certain mortgage-backed securities. Also contributing to the decline in noninterest income, commissions on financial serviced decreased $196,000, or 51.2%, to $187,000 for the nine months ended September 30, 2013 from $383,000 for the same period last year. Excluding the securities gains, noninterest income increased $11,000, to $2.7 million due to increases in fees and service charges and earnings on bank-owned life insurance.

Noninterest expense increased $195,000, or 1.8%, to $10.8 million for the nine month period ended September 30, 2013 from $10.6 million for the same period in 2012. Increases in compensation and benefits expense, premises and equipment expense and FDIC insurance expense were mostly offset by decreases in intangible amortization expense and other noninterest expense.

The provision for income taxes decreased $124,000, or 14.9%, to $711,000 for the nine months ended September 30, 2013 from $835,000 for the same period last year. This decrease was related to a decrease in pre-tax income realized by the Corporation.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $17.2 million, or 3.4%, to $526.2 million at September 30, 2013 from $509.0 million at December 31, 2012. Asset growth was the result of an increase in loans receivable and securities of $13.9 million and $5.1 million, respectively, funded primarily by a $26.7 million increase in short-term borrowed funds, a $5.8 million decrease in cash and equivalents and a $3.0 million decrease in customer deposits.

Total nonperforming assets were $5.5 million, or 1.04% of total assets at September 30, 2013, compared to $7.2 million, or 1.41% of total assets at December 31, 2012. The $1.7 million, or 23.7% decrease in nonperforming assets was due to repayments made on nonperforming loans during the period and a $941,000 partial charge-off of a nonperforming commercial real estate loan for which a specific reserve of $1.4 million was established in 2012. Of the $5.3 million in loans classified as nonperforming, $3.6 million, or 68.7%, relate to two commercial credit relationships.

Stockholders' equity decreased $7.1 million, or 13.7%, to $44.7 million at September 30, 2013 compared to $51.7 million at December 31, 2012. This resulted from the previously disclosed redemption of $5.0 million, or 50% of the $10.0 million in outstanding preferred shares that had been issued to the United States Department of the Treasury in August 2011 through the Small Business Lending Fund ("SBLF") and a $3.7 million decrease in accumulated comprehensive income as unrealized gains on the Corporation's securities portfolio decreased following the recent rise in long term market interest rates. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.5% of total assets. Tangible book value per common share was $19.84 at September 30, 2013 compared to $20.93 at December 31, 2012.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, currently operating fourteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Corporation's website at "www.emclairefinancial.com."

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:
	Three month period ended September 30,		Nine month period ended September 30,
	2013	2012	2013	2012

Interest income	$ 4,898	$ 5,325	$ 14,710	$ 15,739
Interest expense	860	1,246	2,895	3,812
Net interest income	4,038	4,079	11,815	11,927
Provision for loan losses	143	1,359	438	1,587
Noninterest income	1,002	1,373	2,963	4,013
Noninterest expense	3,543	3,357	10,750	10,555
Income before provision for income taxes	1,354	736	3,590	3,798
Provision for income taxes	272	67	711	835
Net income	1,082	669	2,879	2,963
Accumulated preferred stock dividends	115	118	365	368
Net income available to common stockholders	$ 967	$ 551	$ 2,514	$ 2,595

Basic earnings per common share	$0.55	$0.31	$1.43	$1.48
Diluted earnings per common share	$0.54	$0.31	$1.42	$1.48
Dividends per common share	$0.20	$0.18	$0.60	$0.54

Return on average assets (1)	0.82%	0.50%	0.74%	0.76%
Return on average equity (1)	8.85%	5.08%	7.59%	7.65%
Return on average common equity (1)	9.77%	5.17%	8.21%	8.31%
Yield on average interest-earning assets	4.10%	4.32%	4.17%	4.38%
Cost of average interest-bearing liabilities	0.93%	1.32%	1.08%	1.37%
Cost of funds	0.72%	1.04%	0.84%	1.09%
Net interest margin	3.41%	3.34%	3.38%	3.35%
Efficiency ratio	67.70%	62.29%	69.99%	67.84%

(1) Returns are annualized for the three and nine month periods ended September 30, 2013 and 2012.

CONSOLIDATED BALANCE SHEET DATA:
		As of 9/30/2013	As of 12/31/2012

Total assets		$ 526,200	$ 509,014
Cash and equivalents		14,636	20,424
Securities		125,325	120,206
Loans, net		347,729	333,801
Deposits		429,442	432,459
Borrowed funds		46,650	20,000
Common stockholders' equity		39,663	41,725
Stockholders' equity		44,663	51,725

Book value per common share		$22.50	$23.72
Tangible book value per common share		$19.84	$20.93

Net loans to deposits		80.97%	77.19%
Allowance for loan losses to total loans		1.36%	1.58%
Nonperforming assets to total assets		1.04%	1.41%
Earning assets to total assets		93.92%	95.16%
Stockholders' equity to total assets		8.49%	10.16%
Shares of common stock outstanding		1,763,158	1,759,408
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: investor.relations@farmersnb.com